Exhibit 99.1

Creatd Launches its Largest-Ever Challenge, Expected to Drive Vocal+ Membership Growth

●	The Vocal+ Fiction Awards is a members-only Challenge featuring a $125K cash prize pool, with $5K awarded to each of the 25 grand prize winners.
●	Winners will also be featured in Vocal’s first-ever book–a fiction anthology expected to be published in the spring of 2022.

NEW YORK, Oct. 14, 2021 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) ("Creatd" or the "Company"), the parent company of Vocal, has announced the launch of The Vocal+ Fiction Awards, the Company’s most ambitious Challenge to date. The Challenge is a joint effort between Creatd Labs and Creatd Studios, two of the Company’s four key Pillars; Creatd Labs houses the Vocal platform and its other technology, while Creatd Studios focuses on production and publishing ventures that leverage Creatd’s stories and communities.

Deviating from Vocal’s traditional Challenge format, there is no prompt, genre or theme that creators must adhere to in order to enter the Vocal+ Fiction Awards. Instead, entrants are welcome to write in the style and genre of their choosing, highlighting the writing that feels most authentic to them.

The Challenge will award $5,000 to 25 Vocal+ entrants, plus their stories will be published in Creatd Studio’s first ever book—a short story collection featuring the winning entries–which will be available for purchase and is estimated for release in the spring of 2022.

The Vocal+ Fiction Awards were designed to unleash the full creative power of Vocal’s storyteller community. With no prompt, this Challenge is designed to even the playing field and encourage maximum participation from all of the diverse stories that Vocal supports.

Commented Justin Maury, Creatd’s COO and co-founder, “This Challenge represents the largest value proposition offered to our creative community. With the exciting new features in our product roadmap and upcoming offers for freemium creators, we expect to see a significant ramp-up in Vocal+ adoption during the remainder of the year.“

Commented Creatd co-CEO and founder, Jeremy Frommer, “In first quarter of this year, we generated $319,000 of gross revenues from Vocal+ creator subscriptions. This was followed by $479,000 in gross subscription revenues generated for second quarter, and $620,000 for the recently ended third quarter.”

Vocal, Creatd’s flagship platform, operates on a freemium to premium model to drive Vocal+ conversions and subscription revenues. Vocal’s freemium creators are able to create an account for free, and utilize Vocal’s core functionalities– including storytelling tools, moderation support, and community features–at no cost, or choose to upgrade to Vocal+ for access to premium features and opportunities. The Company expects its freemium-to-premium conversion rate to grow through a variety of planned efforts, including free trials of Vocal+ offered to key segments of Vocal’s freemium creator base.

Continued Frommer, “For the fourth quarter, we are on track to generate between $800,000 - $1,000,000 in gross revenues from Vocal+ creator subscriptions. None of this would have been possible without reaching nearly 1.2 million freemium users, which has given us the critical mass to begin implementing innovative strategies for Vocal+ expansion.”

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership.

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Investor Relations Contact: ir@creatd.com

Reference 1st challenge with unbound https://investors.creatd.com/news-and-events/press-releases/press-releases-details/2021/Creatd-Launches-New-Fiction-Community-on-Vocal-Appoints-Author-Erica-Wagner-as-Lead-Editorial-Innovator/default.aspx